EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

OF

MATADOR MERGER CO.,

a Texas corporation

with and into

MATADOR RESOURCES COMPANY,

a Texas corporation

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement of Merger”), is entered into by and among Matador Resources Company, a Texas corporation (“Matador”), Matador Merger Co., a Texas corporation (“Mergerco”) and Matador Holdco, Inc., a Texas corporation (“Holdco”).

RECITALS

A. Mergerco has authority to issue One Thousand (1,000) shares of capital stock, consisting of One Thousand (1,000) shares of Common Stock, par value $0.01 per share (“Mergerco Stock”).

B. Matador has authority to issue Eighty-Four Million (84,000,000) shares of capital stock, consisting of Eighty Million (80,000,000) shares of Class A Common Stock, par value $0.01 per share (“Matador Class A Common Stock”); Two Million (2,000,000) shares of Class B Common Stock, par value $0.01 per share (“Matador Class B Common Stock”); and Two Million (2,000,000) shares of Preferred Stock, par value $0.01 per share (“Matador Preferred Stock”).

C. Holdco has authority to issue Eighty-Four Million (84,000,000) shares of capital stock, consisting of Eighty Million (80,000,000) shares of Class A Common Stock, par value $0.01 per share (“Holdco Class A Common Stock”); Two Million (2,000,000) shares of Class B Common Stock, par value $0.01 per share (“Holdco Class B Common Stock”); and Two Million (2,000,000) shares of Preferred Stock, par value $0.01 per share (“Holdco Preferred Stock”).

D. The respective Boards of Directors of Matador, Mergerco and Holdco have approved the reorganization transaction provided for herein in which Mergerco would merge with Matador (the “Merger”) with Matador as the surviving corporation in the Merger on the terms and subject to the conditions set forth in this Agreement of Merger.

E. For Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein, the parties hereby agree as follows:

ARTICLE I - DEFINITIONS

Capitalized terms used in this Agreement of Merger are used as defined in this Article I or elsewhere in this Agreement of Merger.

“Closing” has the meaning set forth in Section 2.02.

“Closing Date” has the meaning set forth in Section 2.02.

“Effective Time” has the meaning set forth in Section 2.03.

“Matador Common Stock” means shares of Matador’s (i) Class A Common Stock, $0.01 par value and (ii) Class B Common Stock, $0.01 par value.

“Matador Preferred Stock” means shares of Matador’s Preferred Stock, $0.01 par value.

“Holdco Common Stock” means shares of Holdco’s (i) Class A Common Stock, $0.01 par value and (ii) Class B Common Stock, $0.01 par value.

“Holdco Preferred Stock” means shares of Holdco’s Preferred Stock, $0.01 par value.

“Mergerco Common Stock” means shares of Mergerco’s Common Stock, $0.01 par value.

“Surviving Corporation” means, upon effectiveness of the Merger, Matador.

“Surviving Corporation Common Stock” means, upon effectiveness of the Merger, shares of Surviving Corporation’s Common Stock, $0.01 par value.

“TBOC” means the Texas Business Organizations Code.

ARTICLE II - THE MERGER

2.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement of Merger, Mergerco shall merge with Matador with Matador as the Surviving Corporation in the Merger at the Effective Time. Following the Merger, the separate corporate existence of Mergerco shall cease and Matador shall continue as the Surviving Corporation and shall succeed to and assume all the rights and obligations of Mergerco. Following the Merger, the Surviving Corporation shall carry on its business with the assets of Mergerco, as well as with the assets of the Surviving Corporation.

2.02 Closing. The Closing of the Merger (the “Closing”) will take place at Matador’s principal office at a date to be mutually agreed upon between the parties (the date of the Closing being referred to herein as the “Closing Date”). At the Closing the appropriate officer of Matador and the appropriate officer of Mergerco shall execute and acknowledge a Certificate of Merger (as described below), and the parties shall take such further action as is required to consummate the transactions described in this Agreement of Merger.

2.03 Effective Time. As soon as practicable on or after the Closing Date, the parties shall file a Certificate of Merger (the “Certificate of Merger”) executed in accordance with the relevant provisions of the laws of the State of Texas and shall make all other filings or recordings required under the laws of the State of Texas. The Certificate of Merger shall become effective at 11:59 a.m. (Central Time) on August 9, 2011 (the time the Merger becomes effective being the “Effective Time” of the Merger).

2.04 Effects of the Merger. The Merger shall have the effects set forth in the laws of the State of Texas.

2.05 Certificate of Formation and Bylaws.

(a) The Amended and Restated Certificate of Formation of Matador as in effect at the Effective Time shall be amended and changed by reason of the Merger as set forth below and, as so amended, shall thereafter continue in full force and effect as the Amended and Restated Certificate of Formation of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law.

The Amended and Restated Certificate of Formation of Matador shall be amended and changed by striking out Articles I and IV thereof, relating to the name and the authorized capital stock of said Surviving Corporation, and by substituting in lieu thereof the following amended Articles I and IV:

ARTICLE I

The name of the corporation is MRC Energy Company.

ARTICLE IV

The aggregate number of shares of capital stock that the Corporation shall have the authority to issue is 1,000 shares of Common Stock, $0.01 par value per share.

The Amended and Restated Certificate of Incorporation of Matador shall be further amended and changed by reason of the Merger herein certified by adding and inserting, immediately following Article XI thereof, a new Article XII thereof, to read in its entirety as follows:

ARTICLE XII

In accordance with Section 10.005 of the TBOC, any act or transaction by or involving this Corporation, other than the election or removal of directors, that requires for its approval under the TBOC or the governing documents of this Corporation the approval of the shareholders of this Corporation shall, by virtue of this reference to Section 10.005 of the TBOC, require, in addition, the approval of the shareholders of Matador Resources Company (formerly known as Matador Holdco, Inc.), a Texas corporation, or any successor thereto by merger, by the same vote that is required by the TBOC and the governing documents of this Corporation.”

(b) The Bylaws of Matador as in effect at the Effective Time of the Merger shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

2.06 Directors. The directors of Matador at the Effective Time of the Merger shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

2.07 Officers. The officers of Matador at the Effective Time of the Merger shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE III - EFFECT OF MERGER ON CAPITAL STOCK

OF THE PARTIES; EXCHANGE OF CERTIFICATES

3.01 Effect on Capital Stock. As of the Effective Time of the Merger, by virtue of the Merger and without any action on the part of the holder of any shares of Matador, Mergerco, and Holdco:

(a) Capital Stock of Matador.

(i) Common Stock. Each issued and outstanding share of Matador Common Stock shall be converted into the right to receive one fully paid and nonassessable share of Holdco Common Stock of the same class and each share of Matador Common Stock owned by Matador shall be canceled. As of the Effective Time of the Merger, all such shares of Matador Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Matador Common Stock shall cease to have any rights with respect thereto as a shareholder of Matador, except the right to convert shares of Matador Common Stock into shares of Holdco Common Stock. Pursuant to Section 10.005 of the TBOC, the shares of Matador Common Stock converted in the Merger to Holdco Common Stock shall be represented by the stock certificates that previously represented shares of Matador Common Stock, and thus, no new issuances of stock certificates are required.

(ii) Preferred Stock. Each issued and outstanding share of Matador Preferred Stock shall be converted into the right to receive one fully paid and nonassessable share of Holdco Preferred Stock and each share of Matador Preferred Stock owned by Matador shall be canceled. As of the Effective Time of the Merger, all such shares of Matador Preferred Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Matador Preferred Stock shall cease to have any rights with respect thereto as a stockholder of Matador, except the right to convert shares of Matador Preferred Stock into shares of Holdco Preferred Stock of the same series. Pursuant to Section 10.005 of the TBOC, the shares of Matador Preferred Stock converted in the Merger to Holdco Preferred Stock of the same Series shall be represented by the stock certificates that previously represented shares of Matador Preferred Stock, and thus, no new issuances of stock certificates are required.

(b) Capital Stock of Mergerco. Each issued and outstanding share of Mergerco Common Stock shall be converted into the right to receive one fully paid and nonassessable share of Surviving Corporation Common Stock and each share of Mergerco Common Stock owned by Mergerco

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shall be canceled. As of the Effective Time of the Merger, all such shares of Mergerco Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Mergerco Common Stock shall cease to have any rights with respect thereto, except the right to receive shares of Surviving Corporation Common Stock to be issued in consideration therefor upon surrender of such certificates.

(c) Capital Stock of Holdco. Each issued and outstanding share of Holdco Common Stock and Holdco Preferred Stock shall be canceled. As of the Effective Time of the merger, all such shares of Holdco Common Stock and Holdco Preferred Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Holdco Common Stock and Holdco Preferred Stock shall cease to have any rights with respect thereto.

3.02 Effect on Matador Equity Incentive Plans.

(a) Assumption of Equity Incentive Plan. The (i) Matador Resources Company 2003 Stock and Incentive Plan (the “Equity Incentive Plan”) shall be assumed by Holdco and Holdco shall perform all obligations of Matador pursuant to the Equity Incentive Plans.

(b) Reservation of Shares. On or prior to the Effective Time, Holdco will reserve sufficient shares of Holdco Class A Common Stock to provide for the issuance of Holdco Class A Common Stock upon exercise of the options outstanding under the Equity Incentive Plan.

ARTICLE IV - AMENDMENT AND TERMINATION OF THE PARTIES;

EXCHANGE OF CERTIFICATES

4.01 Amendment. At any time prior to the Effective Time, the parties hereto may, to the extent permitted by the TBOC, by written agreement amend, modify or supplement any provision of this Agreement of Merger.

4.02 Termination. This Agreement of Merger may be terminated, and the Merger herein provided for may be abandoned by mutual consent of the Boards of Directors of Mergerco and Matador at any time prior to the Effective Time.

Remainder of Page Intentionally Left Blank.

Signature Page(s) To Follow.

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IN WITNESS WHEREOF, the undersigned has executed this Agreement and Plan of Merger as of August 8, 2011.

MATADOR HOLDCO, INC.,
a Texas corporation

By:	/s/ Joseph Wm. Foran
Joseph Wm. Foran,
Chairman and President

MATADOR RESOURCES COMPANY, a Texas corporation

By:	/s/ Joseph Wm. Foran
Joseph Wm. Foran,
Chairman and President

MATADOR MERGER CO., a Texas corporation

By:	/s/ Joseph Wm. Foran
Joseph Wm. Foran,
Chairman and President